Exhibit 99.1

Biostar Pharmaceuticals, Inc. Retains HC International, Inc. to Implement Investor Relations Program

NEW YORK and Xianyang, China, June 15, 2009 (Xinhua-PRNewswire-FirstCall) – Biostar Pharmaceuticals, Inc. (OTCBB: BSPM – News) (“Biostar” or “the Company”), a leading manufacturer and supplier of pharmaceutical and medical nutrients addressing a variety of diseases and conditions through its wholly owned subsidiary, based in Xianyang, China, today announced it has retained HC International to lead a strategic communications program (“ the IR program”). HC International will initiate a proactive and targeted investor relations campaign during the coming year.  Matthew Hayden, president of HC International, and his team, will be advising the Company in all facets of public financial and corporate communications.

The Company’s flagship product is the Xin Ao Xing Oleanolic Acid Capsule, the only SFDA approved OTC drug from the local level to the state level which treats chronic hepatitis B, a condition which affects 10% of the Chinese population. In addition, the company produces and sells two broad-based OTC drugs, two prescription drugs and ten nutrients. For 2008, revenues increased 113.5% to $33.9 million while net income increased 68.8% to $6.7 million.

HC International is a premier information resource for small-cap investors and investment professionals. HC International will help articulate Biostar Pharmaceuticals’ strong product portfolio, its existing development pipeline and future growth opportunities to a much larger audience of investors, including institutional investors, hedge funds, independent portfolio managers, buy-side and sell-side analysts, small to large retail brokerage firms and accredited individual investors.  Additionally, the firm will extend BSPM’s investor awareness and shareholder communications program.

“The team at HC International is well-respected and has a proven track record of representing successful China-based, U.S.-listed companies,” said Mr. Wang Ronghua, Chairman and CEO of Biostar Pharmaceuticals, Inc.  “After careful review, we selected HC International to ensure that both our shareholders and members of the investment community are properly informed of our growth strategy and competitive advantages. We are confident they will help us to improve our overall communication capabilities, which includes delivering our story and subsequent milestones to a larger, targeted base of investors."

“Biostar Pharmaceuticals, Inc. is a fast growing China-based pharmaceutical company, which is leveraging success from its flagship Xin Ao Xin Oleanholic hepatitis B product to create a diversified product base addressing multiple indications.  Hepatitis B affects 10% of the Chinese population. This group spends approximately $13 billion each year for treatment and medication. The company has developed several novel marketing strategies to gain further market share.  In addition, Biostar is uniquely positioned to capitalize on the recently announced $125 billion healthcare plan and the long-term, secular growth opportunity in China,” said Matthew Hayden, President of HC International, “The Company manufactures five medicines and ten nutrients addressing a number of health conditions through its four GMP-certified manufacturing lines and sells its products through an extensive nationwide distribution network.”

About HC International, Inc.

HC International is a focused and dedicated organization that acts as a premier information resource for institutional investors, hedge funds, buy and sell-side analysts, small to large brokerage firms and accredited investors. HC International helps to position their clients’ corporate information in a clear, concise and consistent manner while facilitating introductions to the appropriate investor base. HC International maintains offices in the U.S. and China.  For further information, please contact HC International directly, or visit the Company’s Web site at http://www.hcinternational.net.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and ten nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel:   +1-626-456-2789
     Email:  elaine@biostarpharmaceuticals.com

     Matthew Hayden
     HC International, Inc.
     US +1-561-245-5155
     matt.hayden@hcinternational.net
     www.hcinternational.net

Source: Biostar Pharmaceuticals, Inc.